EXTENSION AND AMENDMENT AGREEMENT

         This Extension and Amendment Agreement ("Agreement") is entered into as of August 31, 2000, among Contran Corporation, a Delaware corporation ("Contran"), National City Lines, Inc., a Delaware corporation ("NCL"), and U.S. Bank National Association ("U.S. Bank").

                                    RECITALS

         A. Contran, NCL (collectively, the "Contran Companies"), and U.S. Bank are parties to a loan agreement dated as of September 3, 1998 (the "1998 Loan Agreement"), and certain related note, guaranty, and pledge agreements, as previously amended (the "1998 Loan Documents").

         B. Capitalized terms used in this Agreement that are not defined herein have the meaning assigned to those terms in the 1998 Loan Agreement.

         C. The parties desire to extend the Expiry Date of the 1998 Loan Documents for an additional 364 days (to August 30, 2001), and amend certain provisions regarding the letter of credit subfacility.

         NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Contran Companies and U.S. Bank agree as follows:

                                    AGREEMENT

         1. Each Contran Company represents and warrants to U.S. Bank that: (a) it is in good standing under the laws of the state of its formation, (b) it has been authorized to execute and perform its obligations under this Agreement and the 1998 Loan Documents (as modified by this Agreement), (c) the individual executing this Agreement on its behalf has been duly authorized to take such action, (d) the 1998 Loan Documents (as amended by this Agreement) are enforceable against it in accordance with their respective terms, subject only to the effect of insolvency and other similar laws affecting the rights and remedies of creditors generally, general principles of equity whether applied by a court of law or equity, and general applicable rules of law, (e) all financial information previously provided to U.S. Bank presents fairly its financial position as of the date of such financial information and the results of its operations and changes in financial position for the period in question, (f) the representations and warranties made to U. S. Bank in the 1998 Loan Documents continue to be true and correct in all material respects, and (g) the Contran
Companies are not in default in any material respect under the 1998 Loan Documents as of the date of this Agreement.

         2. U.S. Bank hereby extends the Expiry Date, and therefore its commitment to make Advances to the Contran Companies on the terms and conditions of the 1998 Loan Documents, to August 30, 2001.

         3. Section II.C.1. of the 1998 Loan Agreement is amended in its entirety to read as follows:

         "1. Commitment. Upon the written application of Contran and such terms and conditions as U.S. Bank may reasonably require, U.S. Bank will issue, until 30 days prior to the Expiry Date, standby letters of credit to beneficiaries designated by Contran for terms that expire no later than 365 days after the Expiry Date. Contran will pay all Letter of Credit Fees associated with issuance of the letters of credit and the administrative charges normally charged by U.S. Bank in connection with such letters of credit and drawings thereon. Borrower agrees that Obligations under any letters of credit that remain outstanding during any period beyond an Expiry Date shall continue to be secured by collateral as required by Section II(B)(10) of the 1998 Loan Agreement or, at Borrower's option, may be secured by a deposit of cash collateral in the face amount of the outstanding letter(s) of credit."

         4. This Agreement will become effective only when each of the Contran Companies and U. S. Bank has signed it and has sent a copy of the signed document to the other parties to this Agreement (which may be accomplished by facsimile transmission). Each party to this Agreement will deliver manually signed counterparts of this Agreement to the other.

         5. Except as specified in paragraphs 2 and 3 of this Agreement, all of the terms and conditions of the 1998 Loan Agreement and the 1998 Loan Documents remain in full force and effect.

         STATUTORY NOTICE: Under Oregon law, most agreements, promises, and commitments made by Lender after October 3, 1989, concerning loans and other credit extensions which are not for personal, family, or household purposes or secured solely by the Borrower's residence must be in writing, express consideration, and be signed by Lender to be enforceable.

U.S. BANK NATIONAL ASSOCIATION          CONTRAN CORPORATION



By:                                     By:
    -----------------------------           ------------------------------------
    Janice T. Thede                         Bobby D. O'Brien
    Vice President                          Vice President and Treasurer



                                        NATIONAL CITY LINES, INC.


                                        By:
                                             -----------------------------------
                                             Bobby D. O'Brien
                                              Vice President and Treasurer